EXHIBIT 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on May 4, 2021 (the “Effective Date”) between Covetrus, Inc., a Delaware corporation (the “Company”) and Michael Ellis (the “Executive” and collectively with the Company, the “Parties”). All references herein to the Company shall include the Company’s subsidiaries, where applicable.
WHEREAS on February 7, 2019 the Executive and the Company entered into that certain Employment Agreement setting the terms of the Executive’s employment by the Company (the “Prior Agreement”); and

WHEREAS, on February 7, 2019, the Executive agreed to certain confidentiality, non-competition and non- solicitation covenants pursuant to the Restrictive Covenant Agreements (as defined herein); and

WHEREAS, the Executive and the Company desire to enter into this Agreement to amend, restate and supersede the Prior Agreement in its entirety.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, including the Executive’s promotion effective January 1, 2020, the adjusted compensation, and further mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.    Employment.
(a)    Term. This Agreement shall commence on the Effective Date and shall continue until December 31, 2022, unless sooner terminated pursuant to the terms of this Agreement (the “Term”). The Executive’s employment with AH Animal Health Pvt Ltd. prior to the Executive’s employment under the Prior Agreement counts towards the Executive’s period of continuous employment with the Company.
(b)    Garden Leave. The Executive recognizes and acknowledges that the Company has commenced a search for two positions: (i) a head of international operations, and (ii) a head of global proprietary brands. The Executive agrees to work with the Company, and each such new executive, to successfully transition the Executive’s duties and responsibilities to such new executive. The period from the effective date of such transition to December 31, 2022 shall be referred to as the “Garden Leave Period.” Notwithstanding any term or condition in this

Agreement to the contrary, your duties and responsibilities during the Garden Leave Period will be to provide reasonable consultation and assistance on an as-needed basis.
(c)    Duties. During the Term, the Executive shall be employed by the Company as its Executive Vice President and President, Europe and shall serve the Company faithfully and to the best of the Executive’s ability. The Executive shall devote the Executive’s full business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Executive’s position with the Company. The Executive shall report to the Chief Executive Officer and shall perform such duties commensurate with the Executive’s office as contained in the bylaws of the Company or as the Executive shall reasonably be directed by the Chief Executive Officer. The Executive shall perform such services at the Executive’s home office as in effect on the Effective Date and the Executive shall engage in such reasonable business travel as may be required to perform the Executive’s duties and shall, at the reasonable request of the Company from time to time, also report to and work out of the Company’s London, United Kingdom offices as may be necessary for meetings and other general business.
(d)    Best Efforts. Except for vacation, absences due to temporary illness and absences resulting from Disability (as hereinafter defined), the Executive shall devote the Executive’s business time, attention and energies on a full-time basis to the performance of the duties and responsibilities referred to in subsection (c) above. The Executive shall not during the Term be engaged in any other business activity which, in the reasonable judgment of the Company, would conflict with the ability of the Executive to perform the Executive’s duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing in this Section shall prevent Executive from engaging in additional activities in connection with personal investments and community affairs, including serving on corporate, civic, or charitable boards, subject to the approval by the Company, that are not materially inconsistent with Executive’s duties under this Agreement. The Executive’s normal hours of work are between 9.00 am and 5.30 pm, Mondays to Fridays inclusive, with a lunch break of one hour. The Executive will be required to work such additional hours as are necessary for the proper performance of his duties without extra compensation.
2.    Base Salary. During the Term, the Company shall pay to the Executive a base salary of $550,000 annually (the “Base Salary”). The Base Salary shall be paid in pound sterling (GBP) and converted from US dollars in accordance with Schedule I. The Base Salary shall be payable in accordance with the Company’s normal payroll practices.
3.    Incentive Compensation
(a)    Annual Incentive Compensation. The Executive shall be entitled to participate in an annual bonus program established by the Company for each of 2020, 2021 and, in certain circumstances as outlined below, 2022, with a target annual bonus amount, which for the 2020 fiscal year of the Company was equal to 75% of the Executive’s Base Salary, and for each subsequent fiscal year of the Term shall be determined by the Compensation Committee, subject in all respects to achievement of performance goals to be established by the Company including a “quality of transition” multiplier based upon the CEO’s assessment of your achievements relating to the quality of the transition referred to in Paragraph 1(b) of this Agreement (the “Annual Bonus”). The Executive shall be entitled to participate in the 2022 Annual Bonus only if the Garden Leave Period commences after January 1, 2022. If the Executive is so eligible, the 2022 Annual Bonus shall be pro-rated for the period from January 1, 2022 through the commencement of the Garden Leave Period. In addition, for fiscal year 2020, the Executive is eligible for a special annual bonus with a target of $300,000 subject in all respects to the performance goals established by the Company with respect to the performance of North American customer operations (“Special 2020 Bonus”). Any bonus earned by the Executive shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; provided that, with respect to the 2021 Annual Bonus, the Executive remains employed by the Company on the date the bonus is paid. In no event shall the Executive’s bonus be paid later than March 15 of the fiscal year following the fiscal year for which it was earned. Any Annual Bonus or Special 2020 Bonus earned by the Executive will be paid in GBP and converted from US dollars in accordance with Schedule I.
(b)    Long-Term Incentive Compensation. The Executive shall be eligible to participate in the equity compensation plan and programs in place at the Company for 2021. For the avoidance of doubt, the Executive will not be entitled to participate in the 2022 equity compensation plan or otherwise participate in any plan or program except as specifically outlined in this Agreement.
(i)    For the 2021 fiscal year, the Executive shall participate in the Company’s long-term incentive compensation program, with a target award determined by the Compensation Committee based on applicable benchmarked data. The 2021 award shall be comprised of restricted stock units which shall vest in full on December 31, 2022, subject to the Executive’s continued employment with the Company.
(ii)    Notwithstanding his separation from the Company at the end of the Term, or anything in the agreement evidencing such equity grant to the contrary, if the Executive remains with the Company in good standing through the end of the Term, the Executive will be entitled to any equity, either referenced herein or previously granted, which he is otherwise entitled to but for his separation from the Company and which by its terms vests through March 31, 2023, including, but not limited to, the 2020 NWOW PSU grant and the 2020 RSU grant. The equity grants shall be paid at the dates specified in the applicable grant agreements.
4.    Benefits. During the Term, the Executive shall be eligible to participate in certain retirement, welfare and death benefit plans and programs made available to the Company’s executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any incentive, equity compensation, retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate. If applicable, the Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008. For the avoidance of doubt, the Executive shall continue to be entitled to any payments made in respect of locally available benefits, including any car allowance or life insurance benefits, as well as any payment in lieu of pension contributions presently made by the Company through the end of the Term.
5.    Holiday and Sickness. During the Term, the Executive shall be entitled to 26 days' paid holiday during each holiday year. In addition, the Executive is entitled to take the usual public holidays in England and Wales. The Company's holiday year runs between 1 January and 31 December. If the Executive’s employment starts or finishes part way through the holiday year, the Executive’s holiday entitlement during that year shall be calculated on a pro-rata basis rounded up to the nearest half day. The Company shall not pay the Executive in lieu of untaken holiday except on termination of employment. The amount of such payment in lieu shall be 1/260th of the Executive’s base salary for each untaken day of his entitlement. If the Executive has taken more holiday than his accrued entitlement at the date the Executive’s employment terminates, the Company shall be entitled to deduct the excess holiday pay from any payments due to the Executive calculated at 1/260th of his salary for each excess day. During the Term, the Executive shall be entitled to sick leave in accordance with the Company’s policy which can be found on the Company’s employee handbook.
6.    Reimbursement of Expenses. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder upon presentation by the Executive to the Company of appropriate documentation therefore.
7.    Voluntary Termination. The Executive may voluntarily terminate the Executive’s employment for any reason upon thirty (30) days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to the Accrued Obligations.
8.    Death; Disability. If the Executive’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, Disability (as defined below), upon the Executive’s date of termination or death, no payments shall be due under this Agreement, except that the Executive (or in the event of the Executive’s death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to the Accrued Obligations.
9.    Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for the Accrued Obligations.
10.    Disciplinary & Grievance Procedures. The disciplinary and grievance procedures applicable to the Executive’s employment can be found on the Company’s Intranet. These procedures do not form part of your contract of employment. If the Executive wishes to appeal against a disciplinary decision, he may apply in writing in accordance with the disciplinary procedure. If the Executive wishes to raise a grievance he may apply in writing in accordance with our grievance procedure.
11.    Change of Control.
(a)    Termination without Cause or Resignation for Good Reason in connection with a Change of Control. Notwithstanding anything to the contrary herein, if there is both a Change of Control and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the period commencing on the date that is two months prior to (or the earlier date of execution of a definitive agreement with respect to such Change of Control) and ending twelve (12) months following such Change of Control (a “CIC Termination”), then, in addition to the Accrued Obligations, the Executive shall be entitled to receive the following:
(i)    Severance benefits in an amount equal to one times (1x) the sum of the Executive’s Base Salary plus the Executive’s Target Incentive Bonus in effect immediately prior to the Executive’s termination date, which amount shall be paid in regular payroll installments over the applicable twelve (12) month period following the Executive’s termination date; and
(ii)    All outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the later of (A) the date of the CIC Termination and (B) the consummation of a Change of Control (the later of (A) or (B) the “CIC Vesting Event”). All outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon attainment of performance criteria shall accelerate, become vested and/or exercisable, as the case may be, as of the date of the CIC Vesting Event at the greater of (x) the target level of performance and (y) the actual level of performance through the CIC Vesting Event. Notwithstanding anything to the contrary in this Section 11(a)(ii), all performance stock unit awards (PSUs) will be subject exclusively to the “change of control” vesting provisions, if any, set forth in the award agreement for such PSU.
    The foregoing severance benefits shall be subject to the Executive’s execution and non-revocation of the Release and the Executive’s continued compliance with the provisions of Section 14 below, and the Restrictive Covenant Agreements, as applicable.

12.    Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment listed: (i) the Executive’s knowing and material dishonesty or fraud committed in connection with the Executive’s employment; (ii) theft, misappropriation or embezzlement by the Executive of the Company’s funds and/or property; (iii) the Executive repeatedly negligently performing or repeatedly negligently failing to perform, or willfully refusing to perform, the Executive’s duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness); (iv) the Executive’s conviction of or a plea of guilty to any crime involving fraud or misrepresentation, or any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company or its affiliates; (v) a material breach by the Executive of any of the provisions or covenants set forth in this Agreement; or (vi) a material breach by the Executive of the Company’s Code of Conduct. Prior to any termination for Cause pursuant to each such event listed in (i), (iii), (v) or (vi) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within thirty (30) days after receiving written notice.
(b)    Change of Control. For purposes of this Agreement, a “Change of Control” shall have the same meaning ascribed to such term under the Company’s 2019 Omnibus Incentive Compensation Plan, as in effect on the date hereof and as may be amended from time to time, or such successor plan.
(c)    Disability. For purposes of this Agreement, “Disability” shall mean the Executive has been unable to perform the essential functions of the Executive’s position with the Company by reason of physical or mental incapacity for a period of six consecutive months, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to make any reasonable adjustments under the Equality Act 2010.
(d)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following, without the Executive’s consent: (i) a material diminution in the Executive’s Base Salary; or (ii) any action or inaction that constitutes a material breach by the Company of a material provision of this Agreement. The Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive must terminate the Executive’s employment for Good Reason within sixty (60) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.
(e)    Target Incentive Bonus. For purposes of this Agreement, “Target Incentive Bonus” shall mean the Executive’s target annual incentive bonus amount (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) as in effect under the Company’s applicable annual incentive plan for the year of termination. For fiscal year 2020, the Target Incentive Amounts shall include the Annual Bonus and the Special 2020 Bonus.

13.    Representations, Warranties and Covenants of the Executive.
(a)    Restrictions. The Executive represents and warrants to the Company that:
(i)    There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder; and
(ii)    The Executive has disclosed to the Company all restraints, confidentiality commitments, and other employment restrictions that the Executive has with any other employer, person or entity.
(b)    Obligations to Former Employers. The Executive covenants that in connection with the Executive’s provision of services to the Company, the Executive shall not breach any obligation (legal, statutory, contractual, or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.
(c)    Obligations Upon Termination. Upon and after the Executive’s termination or cessation of employment with the Company and until such time as no obligations of the Executive to the Company hereunder exist, the Executive shall (i) provide a complete copy of the Restrictive Covenant Agreements to any person, entity or association which the Executive proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement of any such relationship and (ii) shall notify the Company of the name and address of any such person, entity or association prior to the commencement of such relationship.
14.    Restrictive Covenant Agreements. The Executive agrees to be bound by the terms of the Restrictive Covenant Agreements, each of which are incorporated by reference herein. The provisions of the Restrictive Covenant Agreements shall survive the term of this Agreement pursuant to the terms set forth in the Invention and Non-Disclosure Agreement and/or Non-Competition and Non-Solicitation Agreement, as applicable.
15.    Miscellaneous Provisions.
(a)    Entire Agreement; Amendments.
(i)    This Agreement and the other agreements referred to herein contain the entire agreement between the Parties hereto and supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. There is no collective agreement that affects the Executive’s employment.

(ii)    This Agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the Parties hereto.
(b)    Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.
(c)    Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(i)    if to the Company, to:
    7 Custom House Street, Suite 2
    Portland, ME 04101
    Attention: General Counsel

(ii)    if to the Executive, to the address in the Company’s personnel records.
All such notices and other communications shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (D) in the case of mailing, on the third Business Day following such mailing. As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the state of Maine are not required to be open.
(d)    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile.
(e)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of England & Wales applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.
(f)    Non-Exclusivity of Rights; Resignation from Boards; Clawback.

(i)    Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, plan or program provided by the Company and for which the Executive may qualify; provided, however, that, the Executive hereby waives the Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.
(ii)    If the Executive’s employment with the Company terminates for any reason, the Executive shall immediately resign from all boards of directors of the Company, any affiliates of the Company and any other entities for which the Executive serves as a representative of the Company and any committees thereof.
(iii)    The Executive agrees that the Executive will be subject to any compensation claw back, recoupment and anti-hedging policies that may be applicable to the Executive as an executive of the Company, as in effect from time to time and as approved by the board of directors of the Company or a duly authorized committee thereof.
(g)    Benefits of Agreement; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 13 or 14, will continue to apply in favor of the successor.
(h)    Waiver of Breach. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
(i)    Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforce ability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the Parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)    Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. The Executive acknowledges that in the event of a breach of any of the Executive’s covenants contained in Sections 13 or 14, the Company shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim.
(k)    Survival. The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
(l)    Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of England & Wales, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any related agreement or for recognition or enforcement of any judgment. Each of the Parties hereto hereby irrevocably and unconditionally agrees that jurisdiction and venue in such courts would be proper, and hereby waive any objection that such courts are an improper or inconvenient forum. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related agreement in any court in England & Wales. Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(m)    Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
(n)    Indemnification. The Company hereby agrees, to the maximum extent permitted by law, to indemnify and hold the Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to the Executive’s good faith performance of the Executive’s duties and obligations with the Company. The Company shall also provide the Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company or with any of its affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

By: /s/ Benjamin Wolin
Name: Benjamin Wolin
Title: President and CEO

EXECUTIVE
By: /s/ Michael Ellis

Michael Ellis

Schedule I

Base Salary and earned Annual Bonus Conversion from USD to GBP

In furtherance of Paragraph 2 of the Agreement, on or before January 15th of each year during the Term, the treasury department of the Company shall establish the exchange rate (FX), employing a six-month look back, which shall be used to convert the Executive’s Base Salary, and Annual Bonus, if any, from US dollars (USD) to pound sterling (GBP) for the ensuing

EXHIBIT A

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made by and between Covetrus, Inc. a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”) and Michael Ellis (the “Employee”).    In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.    Condition of Employment. The Employee’s employment and the continuance of that employment with the Company is contingent upon Employee’s agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the business’ survival and success.

2.    Proprietary and Confidential Information.

a.    The Employee understands and acknowledges during the course of employment by the Company, he/she will have access to and learn about confidential, strategic, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (referred to herein as “Proprietary Information”), which Proprietary Information is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists and contacts. The Employee understands that the above list is not exhaustive, and that Proprietary Information also includes any information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Proprietary Information also includes trade secrets (whether owned by the Company or a third party) as defined under the United States Defend Trade Secrets Act of 2016, 18 U.S.C. Chapter 90.

b.    Employee covenants, both during and after his/her employment with the Company: (i) to treat all Proprietary Information as strictly confidential and use best efforts to safeguard and prevent unauthorized access, use or disclosure of Proprietary Information; (ii) not to directly or indirectly disclose, publish, communicate or make available any Proprietary Information to any person or entity other than employees of the Company (on a need-to-know basis) or use the same for any purpose other than in the performance of his/her duties as an employee of the Company) without prior written approval of the Company; and (iii) not to copy any documents, records,
1

files, media, or other resources containing any Proprietary Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company except in the performance of his/her duties as an employee of the Company.

c.    All files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be Proprietary Information and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of the (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

d.    Nothing in this Agreement shall be construed to prevent disclosure of Proprietary Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. If allowed by law, the Employee shall promptly provide written notice of any such order to an authorized officer of the Company.

e.    Employee’s obligations under this Agreement with regard to any particular Proprietary Information will commence immediately upon the Employee first having access to such Proprietary Information (whether before or after he/she begins employment by the Company) and shall continue during and after employment by the Company until such time as such Proprietary Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

3.    Developments.

a.    The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, research, developments, ideas, concepts, software, works of authorship, and all other work product of any nature whatsoever, whether patentable or not, which are created, made, authored, amended, conceived, or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

b.    The Employee acknowledges that the Company is and shall be the owner of all right, title and interest in and to the Developments, including all patents, trademarks, trade secrets,
2

copyrights and other intellectual property rights or proprietary rights embodied therein or related thereto (“IP Rights”). In any event, for no additional consideration, Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of his/her right, title, and interest throughout the world in and to all Developments, including all IP Rights, effective as of the date and time of creation of such Developments, and including any goodwill and the right to sue for damages and other relief for any past, present, and future infringement of the foregoing.

c.    Paragraph 3(b) shall not apply to Developments which do not relate to the business or contemplated business, products, or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees fall within such classes. Employee hereby irrevocably waives, to the extent permitted by applicable law, or otherwise agrees not to enforce, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" with respect to all Developments and all IP Rights therein. Employee understands that this Agreement does not, and shall not be construed to, grant to Employee any license or right of any nature with respect to any Developments or IP Rights or any Proprietary Information, materials, software, or other tools made available to him/her by Company.

d.    The Employee has attached as Schedule I to this Agreement a list describing with particularity any IP Rights owned by the Employee, whether solely or jointly with any third party, that were created or invented by the Employee prior to the period of his/her employment with the Company and that relate in any way to the business or contemplated business, products, activities, or research and development of the Company (the “Pre-Existing IP Rights”). The Pre- Existing IP Rights shall be retained by the Employee and shall not be owned by or assigned to the Company under this Agreement. If no list of Pre-Existing IP Rights is attached as Schedule I, the Employee represents that there are no Pre-Existing IP Rights. To the extent that the Employee incorporates any Pre-Existing IP Rights into any Developments during the period of his/her employment with the Company, the Employee hereby irrevocably grants to the Company a royalty-free, fully paid-up, perpetual, transferable, worldwide non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, offer to sell, sell, import, and otherwise distribute such Pre-Existing IP Rights as part of or in connection with such Developments and the operation of the Company’s business, and to practice any method related thereto. Employee shall not incorporate any Pre-Existing IP Rights or any IP Rights that are owned by any third party, including any previous employer, into any Developments without obtaining the prior written consent of the Company.

3

e.    The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other IP Rights (both in the United States and foreign jurisdictions) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declaration, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development and such IP Rights. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development and related IP Rights, under the conditions described in this sentence. The foregoing power of attorney is coupled with an interest and shall not be impacted by the Employee's subsequent incapacity.

4.    Other Agreements. The Employee represents that, except as the Employee has disclosed in writing to the Company and set forth on Schedule I, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others, and that the Developments will not infringe, misappropriate, or otherwise violate the IP Rights or any other rights of any third party.

5.    Publicity. Employee hereby consents to any and all uses and displays, by the Company and its agents, of the Employee's name, voice, likeness, image, appearance, biographical information and other personal characteristics in, on or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising and all other printed and electronic forms and media throughout the world, whether now known or later created, at any time during or after the period of employment by the Company, for all legitimate business purposes of the Company ("Permitted Uses"). Employee hereby forever releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of employment by the Company, in connection with any Permitted Use.

4

6.    Non-disparagement. Employee agrees and covenants that he/she will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company products or services and existing and prospective customers, suppliers, investors, and other associated third parties, or make any maliciously false statements about the Company employees and officers.

7.    Acknowledgment. Employee acknowledges and agrees that the services to be rendered by him/her to the Company are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Company's industry, methods of doing business, and marketing strategies by virtue of the Employee's employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. Employee further acknowledges that the amount of his/her compensation reflects, in part, his/her obligations and the Company's rights under this Agreement; that he/she has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein; and that he/she will not be subject to undue hardship by reason of his/her full compliance with the terms and conditions of this Agreement or the Company's enforcement thereof.

8.    Miscellaneous.

a.    Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

b.    Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

c.    Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

d.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this
5

Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

e.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

f.    Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

g.    Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Maine (or, if appropriate, a federal court located within Maine), and the Company and the Employee each consents to the exclusive jurisdiction of such a court.

h.    Entire Agreement; Amendment. This Agreement, and Schedule I attached hereto and made part hereof, supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed, or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

i.    Waiver of Jury Trial. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement.
6

j.    Captions. The captions of sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

k.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING SCHEDULE I) AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Employee	Company Representative

Michael Ellis	Benjamin Shaw
Printed Name	Printed Name

/s/ Michael Ellis	/s/ Benjamin Shaw
Signature	Signature

5th February 2019	5th February 2019
Date	Date

7

Schedule I
Invention and Non-Disclosure Agreement

1.    The following is a complete list of all IP Rights that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company.

2.    The following is a complete list of all agreement with any previous employer or other party which restricts in any way my use or disclosure of information or my engagement in any business on behalf of the Company. I have delivered to the Company true and complete copies of any agreements listed below.

8

EXHIBIT B
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between Covetrus, Inc. a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”) and Michael Ellis (the “Employee”). For good consideration, including but not limited to the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.    Acknowledgements. Employee understands and acknowledges that the nature of Employee’s position gives him/her access to and knowledge of confidential, strategic, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (referred to herein as “Proprietary Information” and as further defined in the Invention and Non-Disclosure Agreement between the Employee and the Company) and places him/her in a position of trust and confidence with the Company. Employee understands and acknowledges that the intellectual, artistic, proprietary, creative, or inventive services he/she provides to the Company are unique, special or extraordinary because they directly relate to the development, production, marketing, and sales of the Company’s products and services and are unknown to the Company’s competitors. Employee further understands and acknowledges that the Company’s ability to reserve its Proprietary Information, in addition to its goodwill, for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity.

2.    Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not (i) directly or indirectly engage in, represent in any way, or be connected with, any Competing Business (as hereinafter defined) directly competing with the business of the Company, whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above, (iii) induce or solicit other employees or consultants of the Company (including any individual who was employed or engaged as an independent contractor during the three- month period immediately prior to such inducement or solicitation) with whom the Employee had material contact during the 12 months before the termination of the Employee’s employment with the Company to terminate or alter their employment or service relationship with the Company or hire any such individual or (iv) induce or solicit any other entity or person with which the Company has a business relationship and with whom the Employee had material contact during the 12 months before the termination of the Employee’s employment with the Company to terminate or alter such business relationship with the Company. As used herein, “Competing Business” shall mean any (i) business in which the Company engages, including, without limitation, as a technology-enabled service and supply chain provider of veterinary solutions, veterinary software and client engagement services, veterinary pharmacy services and other animal health products and
1

services, and (ii) any additional substantive business activities with respect to which the Company is, at the time of termination of the Employee’s employment, taking, or has taken, steps to engage in or pursue, and, with respect to the activities described in each of (i) and (ii), which the Employee directly or indirectly oversees, or in which the Employee participates or has otherwise had material involvement, in each case during the 12 months before termination of the Employee’s employment with the Company. Notwithstanding the foregoing restrictions, it shall not be a violation of this Section 2 for the Employee to own a three (3%) percent or smaller interest in any corporation required to file period reports with the United States Securities and Exchange Commission, so long as the Employee performs no services for and does not lend any assistance to such corporation. If the Employee violates the provisions of this Section 2, the Employee shall continue to be bound by the restrictions set forth in such section until a period of one year has expired without any violation of such provisions.

3.    Miscellaneous.

a.    Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such a purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

b.    Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

c.    Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

d.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.
2

e.    Interpretation. If any restriction set forth in Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

f.    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality, and enforce ability of the remaining provisions shall in no way be affected or impaired thereby.

g.    Waivers. No delay or omission by the Com p any in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

h.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to the conflicts of laws provisions t hereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Maine (or, if appropriate, a federal court located within Maine), and the Company and the Employee each consents to the jurisdiction of such a court.

i.    Waiver of Jury Trial. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement.

j.    Entire Agreement Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed, or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties,salary, or compensation after signing this Agreement shall not affect the validity or scope of this Agreement.

k.    Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

I.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.
3

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT

Employee	Company Representative

Michael Ellis	Benjamin Shaw
Printed Name	Printed Name

/s/ Michael Ellis	/s/ Benjamin Shaw
Signature	Signature

5th February 2019	5th February 2019
Date	Date

4